INDEX TO FINANCIAL STATEMENTS

ACCOUNTANTS' REPORT ON THE FINANCIAL STATEMENTS	1

BALANCE SHEETS	2-3

STATEMENT OF OPERATIONS	4-5

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY	6

STATEMENT OF CASH FLOWS	7-8

NOTES TO FINANCIAL STATEMENTS	9-20

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Electronic Systems Technology, Inc.

415 N. Quay - Suite 4

Kennewick, WA 99336

We have audited the accompanying balance sheets of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

ROBERT MOE & ASSOCIATES, P.S.

Spokane, Washington

February 7, 2001

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

BALANCE SHEETS
December 31, 2000 and 1999

ASSETS
	2000	1999
CURRENT ASSETS
Cash	$ 9,166	$ 6,650
Money market investment	388,024	643,642
Certificate of Deposit	1,055,097	974,436
Accounts receivable, net of allowance for uncollectibles
of $1,284 - 2000, and $1,284 - 1999	183,627	154,788
Inventory	561,946	357,490
Accrued interest	9,522	5,415
Prepaid insurance	8,221	4,048
Prepaid expenses	2,900	1,604
Prepaid federal income taxes	6,633	5,045
Total current assets	2,225,136	2,153,118

PROPERTY & EQUIPMENT
Leasehold improvements	13,544	13,544
Laboratory equipment	385,449	316,831
Furniture & fixtures	16,098	16,173
Dies & molds	77,396	77,396
	492,487	423,944
Less accumulated depreciation	316,765	278,821
	175,722	145,123

OTHER COSTS
Patent costs, net of amortization of $1,671 - 2000
and $1,562 - 1999	606	715
Deposits	340	340
Capitalized software costs of $72,620 - 2000 net of
amortization of $66,553; $72,620 - 1999 net of amortization of $64,201	6,067	8,419
	7,013	9,474
TOTAL ASSETS	$ 2,407,871	$ 2,307,715

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

BALANCE SHEETS
December 31, 2000 and 1999

LIABILITIES AND STOCKHOLDERS' EQUITY
	2000	1999
CURRENT LIABILITIES
Accounts payable	$ 78,103	$ 36,607
Accrued payroll	2,332	2,622
Accrued payroll taxes	1,415	1,330
Accrued excise taxes payable	-	7,178
Accrued vacation pay	16,960	14,410
Deferred taxes payable	915	816
Total current liabilities	99,725	62,963

STOCKHOLDERS' EQUITY
Common stock $.001 par value 50,000,000 shares
authorized, 5,068,667 - 2000, and 4,953,667 - 1999
shares issued and outstanding	5,069	4,954
Additional paid-in capital	933,464	894,129
Retained earnings	1,369,613	1,345,669
	2,308,146	2,244,752
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,407,871	$ 2,307,715

The accompanying notes are an integral part of this statement

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF OPERATIONS
For the years ended December 31, 2000, 1999 and 1998

	2000	1999	1998

SALES	$ 1,310,524	$ 1,239,390	$ 1,485,381

COST OF SALES
Beginning inventory	357,490	385,365	319,127
Purchases and allocated costs	936,383	605,240	758,870
	1,293,873	990,605	1,077,997
Ending inventory	561,946	357,490	385,365
	731,927	633,115	692,632

GROSS PROFIT	578,597	606,275	792,749

OPERATING EXPENSES
Advertising	30,810	10,970	37,149
Amortization	2,461	3,124	2,579
Bad debt	117	1,155
Commissions- sales	972	1,712	23,046
Dues & Subscriptions	659	1,122	4,191
Depreciation	40,604	32,699	31,630
Insurance	9,751	10,582	7,451
Materials & supplies	20,336	21,875	15,568
Office & administration	12,517	12,734	11,692
Printing	5,396	15,220	7,082
Professional services	84,297	69,785	66,210
Rent & utilities	33,692	32,027	30,709
Repair & maintenance	16,108	12,826	18,259
Salaries	540,800	503,156	467,118
Taxes	91,692	98,314	87,494
Telephone	10,846	9,976	10,377
Trade shows	19,873	14,384	14,374
Travel expenses	72,351	56,292	50,487
	993,282	907,953	885,416
Expenses allocated to cost of sales	(322,508)	(278,005)	(255,950)
	670,774	629,948	629,466

OPERATING INCOME (LOSS)	(92,177)	(23,673)	163,283

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF OPERATIONS
For the years ended December 31, 2000, 1999 and 1998

	2000	1999	1998

OTHER INCOME
Interest income	$ 79,144	$ 60,482	$ 72,364
Site support reimbursement net of allocated costs	40,531	28,750	4,921
Loss on disposition of assets	(120)	-	-
Recovery from marketable securities litigation	2,032	-	2,211
	121,587	89,232	79,496
INCOME BEFORE PROVISION FOR FEDERAL
INCOME TAXES	29,410	65,559	242,779

PROVISION FOR FEDERAL INCOME TAXES	5,466	13,258	79,852

NET INCOME	$ 23,944	$ 52,301	$ 162,927

BASIC EARNINGS PER SHARE	$ -	$ 0.01	$ 0.03

DILUTED EARNINGS PER SHARE	$ -	$ 0.01	$ 0.03

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
January 1,1998 through December 31, 2000

			Amount
	Common Stock		Paid-In	Retained
	Shares	Amount	Capital	Earnings	TOTAL

BALANCE AT
January 1, 1998	4,953,667	$ 4,954	$ 894,129	$ 1,229,515	$ 2,128,598

CASH DISTRIBUTION DECLARED $0.01 per share

	-	-	-	(49,537)	(49,537)

NET INCOME December 31, 1998
	-	-	-	162,927	162,927
	4,953,667	4,954	894,129	113,390	113,390
CASH DISTRIBUTION DECLARED $0.01 per share

	-	-	-	(49,537)	(49,537)

NET INCOME December 31, 1999
	-	-	-	52,301	52,301
	4,953,667	4,954	894,129	116,154	116,154

STOCK OPTIONS EXERCISED
	115,000	115	39,335	-	39,450

NET INCOME December 31, 2000
	-	-	-	23,944	23,944

BALANCE AT December 31, 2000
	5,068,667	$ 5,069	$ 933,464	$ 1,369,613	$ 2,308,146

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF CASH FLOWS
For the years ended December 31, 2000, 1999 and 1998

	2000	1999	1998
CASH FLOWS PROVIDED (USED) IN OPERATING ACTIVITIES:

Net income	$ 23,944	$ 52,301	$ 162,927
Noncash expenses included in income:
Depreciation	40,604	32,699	31,630
Amortization	2,461	3,123	2,579
Deferred income taxes	99	1,303	(487)
Loss on disposition of assets	120	-	-
Decrease (increase) in current assets:
Accounts receivable, net	(28,839)	226,598	(112,407)
Inventory	(204,456)	27,875	(66,238)
Other current assets	(11,164)	(3,022)	(2,478)
Increase (decrease) in current liabilities:
Accounts payable, accrued expenses and other current liabilities	36,663	(10,483)	20,212

Deferred income	-	(25,017)	25,017
Federal Income taxes payable	-	(14,510)	(10,283)
Net cash (used) provided by operating activities	(140,568)	290,867	50,472

CASH FLOWS PROVIDED (USED) IN INVESTING ACTIVITIES:

Deposit	-	26,250	(26,250)
Capitalized software	-	(3,725)	(4,043)
Additions to property & equipment	(71,323)	(65,508)	(11,021)
Net cash used in investing activities	(71,323)	(42,983)	(41,314)

CASH FLOWS PROVIDED (USED) IN FINANCING ACTIVITIES:

Distributions paid	-	(49,537)	(49,537)
Stock options exercised	39,450	-	-
Net cash provided (used) in financing activities	39,450	(49,537)	(49,537)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(172,441)	198,347	(40,379)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,624,728	1,426,381	1,466,760

CASH AND CASH EQUIVALENTS AT ENDING OF PERIOD	$ 1,452,287	$ 1,624,728	$ 1,426,381

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF CASH FLOWS
For the years ended December 31, 2000, 1999, and 1998

	2000	1999	1998

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:

Cash paid during the year for:
Interest	-	-	-
Income taxes	$ 6,955	$ 30,510	$ 90,693

Cash and cash equivalents:
Cash	$ 9,166	$ 6,650	$ 6,642
Money market	388,024	643,642	297,122
Certificate of deposit (initial maturity = 3 months or less)	1,055,097	974,436	909,506

Commercial paper (initial maturity = 3 months or less)	-	-	213,111

	$ 1,452,287	$ 1,624,728	$ 1,426,381

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

Business Organization: The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves.

Accounting Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition: The Company recognizes revenue from product sales upon shipment to the customer. Revenues from site support are recognized as the Company performs the services in accordance with agreement terms.

Allowance for Uncollectible Accounts: The Company uses the reserve method for recording allowance for uncollectible accounts. The amount included in Allowance for Uncollectible Accounts consists of $1,284 as of December 31, 2000, and $1,284 as of December 31, 1999.

Inventory: Inventories are stated at lower of cost or market with cost determined using the FIFO (first in, first out) method. Inventories consisted of the following:

	2000	1999
Parts	$ 415,673	$ 256,334
Work in Progress	43,110	52,279
Finished goods	103,163	48,877
	$ 561,946	$ 357,490

Property and Equipment: Property and equipment are carried at cost. Deprecation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The useful life for leasehold improvements is thirty-one and one-half years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFIANT ACCOUNTING POLICIES

(Continued)

Patent Costs: Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years.

Research and Development: Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 2000, 1999, and 1998 were $181,571, $171,658, and $139,675 respectively.

Earnings (Loss) Per Common Share: Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The primary weighted average number of common shares outstanding was 5,636,064, 5,539749, and 5,577.694 for the years ended December 31, 2000, 1999, and 1998 respectively.
	For the Year Ended 2000
	Income (Numerator)	Shares (Denominator)	Per-Share Amount

Basic EPS Income available to common stockholders	$ 23,944	5,056,064	$ -

Diluted EPS Income available to common Stockholder + assumed conversion	$ 23,944	5,636,064	$ -

Capitalized Software Costs: In August, 1985, the Statement of Financial Accounting Standards No. 86, was issued by the Financial Accounting Standards Board (FASB), directing that the costs of creating a computer software product to be sold, leased, or otherwise marketed, and which are incurred after the product's technological feasibility has been established, be capitalized. During 1986 the Company adopted this statement as permitted by the FASB No. 86 and, accordingly, capitalized all costs subsequent to 1985. Costs incurred prior to 1986 are not permitted to be capitalized by FASB No. 86 and the Company has not capitalized such costs. All costs capitalized under FASB No. 86 are required to be amortized over their estimated revenue-producing lives, not to exceed five years, beginning on the date the product is available for distribution to customers.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(continued)

Amortization of capitalized software costs charged to expenses for periods presented is as follows:

1986	$ 3,234
1987	4,865
1988	9,080
1989	10,501
1990	9,527
1991	7,358
1992	6,219
1993	1,719
1994	288
1995	1,728
1996	1,728
1997	2,470
1998	2,470
1999	3,014
2000	2,352
$ 66,553

Cash and Cash Equivalents: Cash and cash equivalents consist of cash, certificates of deposit, time deposits, commercial paper and other money market instruments. The Company invests its excess cash in deposits with major banks, and commercial paper of investment grade companies and, therefore bears minimal risk. These securities have original maturity dates not exceeding three months. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows.

Advertising Costs: Costs incurred for producing and communicating advertising are expensed when incurred.

Other Comprehensive Income: The Company does not have other revenues, expenses, gains, and losses that require disclosure under SFAS No. 130 as other comprehensive income.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

2. FEDERAL INCOME TAXES

Effective as of January 1, 1992 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109 Accounting for Income taxes which establishes generally accepted accounting principles for the financial accounting measurement and disclosure principles for income taxes that are payable or refundable for the current year and for the future tax consequences of events that have been recognized in the financial statements of the Company and past and current tax returns. The change had no effect on prior years results.

The provision for Federal Income Taxes consisted of:

	2000	1999	1998
Currently payable	$ 5,367	$ 11,955	$ 80,339
Deferred	99	1,303	(487)
Provision for Federal Income taxes	$ 5,466	$ 13,258	$ 79,852

The components of the net deferred tax (assets) liability at December 31, were as follows:

	2000	1999	1998
Depreciation	$ 19,464	$ 19,189	$ 18,324
Accrued vacation payable	(5,766)	(4,900)	(5,338)
Allowance for uncollectable accounts receivable	(437)	(437)	(437)
Unused capital loss carry forward	(12,346)	(13,036)	(13,036)
	$ 915	$ 816	$ (487)

The differences between the provision for income taxes and income taxes computed using the U.S. Federal Income tax rate were as follows:

	2000	1999	1998
Amount computed using the statutory rates	$ 5,367	$ 11,955	$ 80,339
Increase (reduction):
Deferred tax (asset) liability	99	1,303	(487)
Provision for Federal Income Taxes	$ 5,466	$ 13,258	$ 79,852

3. PUBLIC OFFERING OF COMMON STOCK

The Company sold 3,000,000 shares of its unissued common stock to the public on November 12, 1984. An offering price of $.30 per share was arbitrarily determined by the underwriter.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

4. COMPENSATED ABSENCES

FASB Statement No. 43 requires employers to accrue a liability for employees' compensation for certain future absences. Liabilities for vacation pay in the amounts of $16,960 and $14,410 have been accrued as of December 31, 2000 and 1999, respectively.

5. LEASES

The Company has no obligation under capital lease arrangements.

The Company rents its facility under a three (3) year operating lease commencing on the 1st day of December 1999. The Company leases the facility from the Port of Kennewick, with the assistance of federal economic development funds (EDA), has constructed a building for the purpose of leasing space to new or expanding high tech. and electronic industries. The Company will pay as rental for 6,275 square feet of building space the sum of $28,784 per year, payable monthly in advance at the rate of $2,197.51 per month. A leasehold tax of $282.16 per month is due in addition to the $2,197.51 monthly rent. For the second and any following years of the renewed term, the parties agree that any rental amounts be increased by the Consumer Price Index - Pacific Cities and U.S. City Average-All Items Indexes using the U.S. City Average for the 12 month period preceding. The rental expenses for 2000, 1999, and 1998 were as follows: 2000 = $28,784; 1999 = $27,332; 1998 = $25,993.

The following is a schedule of estimated future minimum rental payments required under the above operating leases over the next five (5) succeeding fiscal years:
Year ending December 31	Amount
2001	$ 29,830
2002	3,197
2003	-
2004	-
2005	-

6. FOREIGN SALES

The Company's revenues fall into three major customer categories, Domestic, Export, and U.S. Government sales. A percentage breakdown of E.S.T.'s major customer categories for the years of 2000 and 1999, are as follows:
	2000	1999
Domestic sales	91%	87%
Export sales	2%	10%
U.S. Government sales	7%	3%

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

6. FOREIGN SALES (continued)

The geographic distribution of foreign sales for 2000 and 1999 are as follows:
	2000	1999
	%	%
Austrialia	14	0
Brazil	13	24
Canada	27	7
Croatia	0	10
Ecuador	1	5
India	3	0
Indonesia	2	8
Israel	3	3
Kuwait	0	2
Mexico	8	21
South Korea	21	10
Taiwan	3	6
Thailand	0	4
Turkey	5	0

7. PROFIT SHARING SALARY DEFERRAL 401-K PLAN

The Company sponsors a Profit Sharing Plan and Salary Deferral 401-K plan and trust. All employees over the age of 21 are eligible. The Company is not making contributions under the current plan agreement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

8. STOCK OPTIONS

On February 7, 1997 stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuos tenure. The options have an exercise price of $.28 per share. Options may be exercised any time during the period from February 7, 1997 through February 7, 2000. Following is a summary of transactions:
Shares under Option
Outstanding, beginning of year	210,000
Granted during year	-
Canceled during year	(145,000)
Exercised during year	(65,000)
Outstanding, end of year	-

On February 6, 1998 stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less that three years continuous tenure. The options have an exercise price of $0.41 per share. Options may be exercised any time during the period from February 6, 1998 through February 5, 2001. Following is a summary of transactions:

Shares under Option
Outstanding, beginning of year	210,000
Granted during year	-
Canceled during year	(20,000)
Exercised during year	(25,000)
Outstanding, end of year	165,000

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

8. STOCK OPTIONS (continued)

On February 12, 1999, stock options to purchase shares of the Company's common stock were granted to individual employees and directors which no less than three years continuous tenure. The options have an exercise price of $0.44 per share. Options may be exercised any time during the period from February 12, 1999 through February 11, 2002. Following is a summary of transactions:

Shares under Option
Outstanding, beginning of year	220,000
Granted during year	-
Canceled during year	-
Exercised during year	(25,000)
Outstanding, end of year	195,000

On February 11, 2000 stock options to purchase shares of the Company's commons stock were granted to individual employees and directors with no less that three years continuous tenure. The options have an exercise price of $2.81per share. Options may be exercised any time during the period from February 11, 2000 through February 10, 2003. Following is a summary of transactions:
Shares under Option
Outstanding, beginning of year	-
Granted during year	220,000
Canceled during year	-
Exercised during year	-
Outstanding, end of year	220,000

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

8. STOCK OPTIONS (continued)

	2000	1999	1998
Option price range at end of year	$.41 to $2.81	$ .28 to $.44	$ .28 to $.41
Option range for exercised shares	$.28 to $2.81	None exercised	None exercised
Weighted average fair value of
Options granted during the year	$2.81	$0.44	$0.41

The following table summarizes information about fixed-price stock options outstanding at December 31, 2000:

Range of exercise prices	Number exerciseable and outstanding	Weighted average remaining contractual	Weighted average exercise
$ 0.41	165,000	1 years	$ 0.41
$ 0.44	195,000	2 years	$ 0.44
$ 2.81	220,000	3 years	$ 2.81

After termination of employment, stock options may be exercised within 90 days. During the 12 month ended December 31, 2000; 165,000 shares under option expired and 115,000 shares under option were exercised. At December 31, 2000 there are 580,000 shares reserved for future exercises.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, ‘Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:
	2000	1999	1998
Net earnings - as reported	$ 23,944	$ 52,301	$ 162,927
Net earnings - pro forma	(126,919)	7,401	129,711
Earnings per share - as reported	-	0.01	0.03
Earnings per share - pro forma	(0.02)	0.01	0.03

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000; dividend yield equaled 0; expected volatility of 247% risk-free interest rate of 5%; and expected lives of 3 years.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

  EMPLOYEE PROFIT SHARING BONUS PROGRAM (NON-QUALIFIED)

  On December 11, 1992 the Board of Directors revised the Employee Profit Sharing bonus Program as follows. The Company makes contributions to the Program in accordance with the following formula: After the Company's "net profit before tax" reaches $100,000; the Company sets aside $10,000 for the Program. Thereafter, the Company adds 8% of the "net profit before tax" to the Program.

NET PROFIT	COMPENSATION TO FUND
$ 100,000	$10,000 + 8% OF AMOUNT OVER $100,000 NET PROFIT

  CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. As of December 31, 2000; the Company had cash and cash equivalents with Bank of America with a combined balance of $891,327 which is $791,327 in excess of the FDIC insured amount. At December 31, 2000 the Company had cash deposits with Pioneer Bank with a balance of $131,848 which is $31,848 in excess of the FDIC insured amount. Additionally, at December 31, 2000 the Company had cash deposits with Community First Bank with a balance of $287,900 which is $187,900 in excess of the FDIC insured amount. At December 31, 2000 the Company had cash deposits with Piper Jaffray with a balance of $140,312 which is not FDIC insured.

Concentrations of credit risk with respect of trade accounts receivable are generally diversified due to the geographic dispersion of the Company's customer base.

11. RELATED PARTY TRANSACTONS

For the years ended December 31, 2000, 1999, and 1998; services in the amount of $96,853, $51,563, and $106,166 respectively were contracted with a manufacturing process company of which the owner/president is a member of the Board of Directors of Electronic Systems Technology, Inc.

The Company purchases certain key components necessary for the production of its products from a sole supplier. The components provided by the suppliers could be replaced or substituted by other products, if it became necessary to do so. It is possible that if this action became necessary, a material interruption of production and/or material cost expenditures could take place.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

12. MARKETABLE SECURITIES

The Company was included in the class action suit settlement against the manager of the Company's marketable securities investments, Piper Jaffray. The Company received settlement payments of $11,288 during 1996 and $1,633 during 1997, and $2,211 during 1998, $0.00 during 1999, and $2,032 during 2000.

13. NOTE - CASH DISTRIBUTION

On June 11, 1999 the Company declared a one-time, non-cumulative, cash distribution to shareholders of record as of June 25, 1999 of $0.01 per share of common stock, with payable date of July 9, 1999. The payment of the cash distribution was completed by July 9, 1999 for a total dollar value of $49,537.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SELECTED FINANCIAL DATA
For the five years ended December 31,

	2000	1999	1998	1997	1996

Sales	$ 1,310,524	$ 1,239,390	$ 1,485,381	$ 1,337,303	$ 1,190,304

Gross Profit	578,597	606,275	792,749	762,140	699,453

Income (Loss) before provision for income taxes	29,410	65,559	242,779	247,760	234,456

Provision for income taxes	5,466	13,258	79,852	81,559	75,721

Net income	23,944	52,301	162,927	166,201	158,735

Net income per share	-	0.01	0.03	0.03	0.03

Weighted average number of shares outstanding	5,636,064	5,539,749	5,577,694	5,521,283	5,478,558

Total assets	2,407,871	2,307,715	2,354,145	2,205,811	2,042,709

Long-term debt and capital lease obligations	-	-	-	-	-

Stockholders' equity	2,308,146	2,244,752	2,241,988	2,128,598	2,011,934

Stockholders' equity per share	0.46	0.45	0.45	0.43	0.41

Working capital	2.125411	2,090,155	2,119,569	1,988,266	1,861,527

Current ratio	22.3:1	34.2:1	25.3:1	26.7:1	61.5:1

Equity to total assets	96%	97%	95%	96%	98%